The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

August 2018

PRELIMINARY PRICING SUPPLEMENT Dated August 16, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated April 29, 2016, Index supplement dated April 29, 2016 and Product Supplement dated May 2, 2016)

STRUCTURED INVESTMENTS

Opportunities in Commodities

Dual Directional Trigger PLUS due on or about December 4, 2019

$● Based on the Performance of the Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside Securities (the “securities”) offer exposure to the performance of the relevant nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract (the “underlying commodity”). The securities are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies only to the positive performance of the underlying commodity, and the absolute underlying return feature, which applies to the negative performance of the underlying commodity only if the official settlement price of the underlying commodity on the valuation date (the “final price”) is equal to or greater than the trigger level. At maturity, if the percentage change of the official settlement price of the underlying commodity from the pricing date to the valuation date (the “underlying return”) is zero or negative and the final price is equal to or greater than the trigger level, investors will receive the sum of (a) the stated principal amount of their investment plus an amount equal to the product of (b) the stated principal amount multiplied by the absolute value of the negative underlying return (the “absolute underlying return”). At maturity, if the underlying return is positive, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity. At maturity, if the underlying return is negative and the final price is less than the trigger level, the investor is fully exposed to a loss of their stated principal amount that is proportionate to the underlying return. Accordingly, the securities do not guarantee any return of principal at maturity. The securities are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the securities are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying commodity:	The relevant nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract (Bloomberg Ticker: “CL1”).
Aggregate principal amount:	$•
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Pricing date:	Approximately August 31, 2018.
Original issue date:	Approximately September 6, 2018 (3 business days after the pricing date). We expect to deliver the securities against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Valuation date:	Approximately November 29, 2019 (to be determined on the pricing date and expected to be approximately 15 months after the pricing date), subject to postponement in the event of a market disruption event, as described herein under “Market disruption events”.
Maturity date:	Approximately December 4, 2019 (to be determined on the pricing date and expected to be 3 business days after the valuation date), subject to postponement in the event of a market disruption event, as described herein under “Market disruption events”.
Payment at maturity:

▪ If the underlying return is positive:
The lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity.

▪ If the underlying return is zero or negative and the final price is equal to or greater than the trigger level:
$1,000 + ($1,000 x absolute underlying return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying commodity. In no event will this amount exceed the stated principal amount plus $200.00. You will not benefit from the leverage feature in this scenario.

▪ If the underlying return is negative and the final price is less than the trigger level:
$1,000 + ($1,000 x underlying return)
Under these circumstances, you will lose a significant percentage of your stated principal amount equal to the negative underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying return:

The quotient, expressed as a percentage, of (i) the final price of the underlying commodity minus the initial price of the underlying commodity, divided by (ii) the initial price of the underlying commodity. Expressed as a formula:

(final price – initial price) / initial price

Absolute underlying return:	The absolute value of the underlying return. For example, if the underlying return is -5%, the absolute underlying return will be equal to 5%.
Leveraged upside payment:	$1,000 x leverage factor x underlying return
Maximum gain:	24.40%
Leverage factor:	2.00
Trigger level:	•, which is equal to 80% of the initial price (as may be adjusted in the case of certain adjustment events as described under “Permanent Disruption Events; Alternative Method of Calculation” herein), as determined by the calculation agent.
Initial price:	•, which is equal to the official settlement price of the underlying commodity on the pricing date (as may be adjusted in the case of certain adjustment events as described under “Permanent Disruption Events; Alternative Method of Calculation” herein), as determined by the calculation agent.
Final price:	The official settlement price of the underlying commodity on the valuation date (as may be adjusted in the case of certain adjustment events as described under “Permanent Disruption Events; Alternative Method of Calculation” herein), as determined by the calculation agent.
Official settlement price:	The official U.S. dollar settlement price of Light Sweet Crude Oil (WTI) (expressed in dollars per barrel) for the relevant first nearby Light Sweet Crude Oil (WTI) Futures Contract, as traded on the NYMEX and displayed on Bloomberg Professional® service (“Bloomberg”) under the symbol “CL1” <Comdty>. If the valuation date, due to a disruption event or otherwise, falls within the notice period for delivery of Light Sweet Crude Oil (WTI) under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract will be used.
Maximum payment at maturity:	$1,244.00 per security, which is equal to $1,000 + ($1,000 x Maximum Gain)
CUSIP / ISIN:	90270KTM1 / US90270KTM17
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security:	100%	1.75%(a) + 0.50%(b) 2.25%	97.75%
Total:	$•	$•	$•
(1)	UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $22.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a)	a fixed sales commission of $17.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any)".

The estimated initial value of the securities as of the pricing date is expected to be between $935.00 and $955.00. The range of the estimated initial value of the securities was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 17 and 18 of this preliminary pricing supplement.

Notice to investors: the securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the securities at maturity, and the securities can have the same downside market risk as that of the underlying commodity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the securities if you do not understand or are not comfortable with the significant risks involved in investing in the securities.

You should carefully consider the risks described under “Risk Factors” beginning on page 17 before purchasing any securities. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 29, 2016

Dual Directional Trigger PLUS due on or about December 4, 2019 $• Based on the Performance of the Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus) for the securities with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Dual Directional Trigger PLUS that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

You should rely only on the information incorporated by reference or provided in this document or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document and the accompanying prospectus, this document will govern.

August 2018	Page 2

Dual Directional Trigger PLUS due on or about December 4, 2019 $• Based on the Performance of the Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Investment Overview

Dual Directional Trigger PLUS

The Dual Directional Trigger Performance Leveraged Upside Securities Based on the Performance of the Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract due on or about December 4, 2019 can be used:

▪	As an alternative to direct exposure to the underlying commodity that enhances the return on any positive performance of the underlying commodity; however, by investing in the securities, you will not be entitled to receive any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for interest payments or exposure to the positive performance of the underlying commodity beyond a level that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.
▪	To enhance returns and outperform the underlying commodity in a moderately bullish scenario.
▪	To achieve similar levels of upside exposure to the underlying commodity as a direct investment while using fewer dollars by taking advantage of the leverage factor.

Maturity:	Approximately 15 months
Leverage factor:	2.00 (applicable only if the final price is greater than the initial price)
Maximum gain:	24.40%
Maximum payment at maturity:	$1,244.00 per security, which is equal to $1,000 + ($1,000 × Maximum Gain)
Trigger level:	•, which is equal to 80% of the initial price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

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Dual Directional Trigger PLUS due on or about December 4, 2019 $• Based on the Performance of the Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Key Investment Rationale

Investors can use the securities to (i) leverage returns by a factor of 2.00, up to the maximum gain, and (ii) obtain contingent protection against a loss of principal and earn the absolute underlying return in the event that the underlying return is negative and the final price is equal to or greater than the trigger level.

Investors will not be entitled to receive any interest payments with respect to the securities. You should carefully consider whether an investment that does not provide for periodic interest is appropriate for you or exposure to the positive performance of the underlying commodity beyond a level that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.

Performance at Maturity	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying commodity within a certain range of positive performance.

Absolute Underlying Return	At maturity, if the underlying return of the securities is negative and the final price is equal to or greater than the trigger level, you will receive (a) your stated principal amount plus an amount equal to the product of (b) the principal amount multiplied by the absolute underlying return. In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying commodity. In no event will this amount exceed the stated principal amount plus $200.00. You will not benefit from the leverage feature.

Upside Scenario	If the underlying return is positive, at maturity, the securities will be redeemed for the lesser of (a) the stated principal amount of $1,000 plus the leveraged upside payment and (b) the maximum payment at maturity.

Par Scenario	The final price is equal to the initial price. In this case, you receive the full stated principal amount at maturity.

Downside Scenario	If the underlying return is negative and the final price is less than the trigger level, at maturity you will receive less than 80% of the stated principal amount, if anything, resulting in a percentage loss of your stated principal amount equal to the negative underlying return. For example, if the underlying return is -40%, the securities will redeem for $600.00, or 60% of the stated principal amount. There is no minimum payment on the securities and you could lose all of your initial investment.

Investing in the securities involves significant risks. You may lose a significant portion and, in extreme situations, all of your initial investment. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

August 2018	Page 4

Dual Directional Trigger PLUS due on or about December 4, 2019 $• Based on the Performance of the Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the securities, including the risk of loss of all of your initial investment.
▪	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying commodity.
▪	You believe the final price of the underlying commodity will be equal to or greater than the trigger level and, if the final price is less than the trigger level, you can tolerate receiving a payment at maturity that will be significantly less than the stated principal amount and may be zero.
▪	You believe the price of the underlying commodity will appreciate over the term of the securities, and that the percentage of appreciation, when multiplied by the leverage factor, is unlikely to exceed the maximum gain indicated on the cover hereof.
▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying commodity.
▪	You understand and accept that your potential return on the securities is limited to the maximum gain and you would be willing to invest in the securities based on the maximum payment at maturity indicated on the cover hereof.
▪	You do not seek current income from this investment.
▪	You are willing and able to hold the securities to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the securities.
▪	You understand and are willing to accept the risks associated with commodity futures contracts generally and the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) contracts specifically.
▪	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of all of your initial investment.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You cannot tolerate a loss of all or a substantial portion of your investment, or you are unwilling to make an investment that may have the same downside market risk as an investment in the underlying commodity.
▪	You believe that the price of the underlying commodity will decline during the term of the securities and that the final price is likely to be less than the trigger level, or you believe that the underlying return will be positive and, when multiplied by the leverage factor, is likely to exceed an amount equal to the maximum gain indicated on the cover hereof.
▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying commodity.
▪	You seek an investment that has an unlimited return potential or and you would be unwilling to invest in the securities based on the maximum payment at maturity indicated on the cover hereof.
▪	You seek current income from this investment.
▪	You are unable or unwilling to hold the securities to maturity, a term of approximately 15 months, or you seek an investment for which there will be an active secondary market for the securities.
▪	You do not understand or are unwilling to accept the risks associated with commodity futures contracts generally and the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) contracts specifically.
▪	You are unwilling to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

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Fact Sheet

The securities offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this preliminary pricing supplement. At maturity, an investor will receive for each security that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon (i) the underlying return and (ii) whether the final price is greater than, equal to or less than the trigger level. The securities do not guarantee any return of principal at maturity and investors may lose all of their initial investment in the securities. All payments on the securities are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the securities and in extreme situations, you could lose all of your initial investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
Approximately August 31, 2018	Approximately September 6, 2018 (3 business days after the pricing date)	Approximately November 29, 2019 (approximately 15 months after the pricing date)	Approximately December 4, 2019 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG London Branch
Underlying commodity:	The relevant nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract
Aggregate principal amount:	$•
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Payment at maturity:

▪ If the underlying return is positive:
The lesser of $1,000 + leveraged upside payment and (b) maximum payment at maturity.

▪ If the underlying return is zero or negative and the final price is equal to or greater than the trigger level:
$1,000 + ($1,000 x absolute underlying return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying commodity. In no event will this amount exceed the stated principal amount plus $200.00. You will not benefit from the leverage feature in this scenario.

▪ If the underlying return is negative and the final price is less than the trigger level:
$1,000 + ($1,000 x underlying return)
Under these circumstances, you will lose a significant percentage of your stated principal amount equal to the negative underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying return:

The quotient, expressed as a percentage, of (i) the final price of the underlying commodity minus the initial price of the underlying commodity, divided by (ii) the initial price of the underlying commodity. Expressed as a formula:

(final price – initial price) / initial price

Absolute underlying return:	The absolute value of the underlying return. For example, if the underlying return is -5%, the absolute underlying return will be equal to 5%.
Leveraged upside payment:	$1,000 x leverage factor x underlying return
Leverage factor:	2.00
Maximum payment at maturity:	$1,244.00 per security, which is equal to $1,000 + ($1,000 x maximum Gain)
Maximum gain:	24.40%
Trigger level:	•, which is equal to 80% of the initial price (as may be adjusted in the case of certain adjustment events as described under “Permanent Disruption Events; Alternative Method of Calculation” herein), as determined by the calculation agent.
Initial price:	•, which is equal to the official settlement price of the underlying commodity on the pricing date (as may be adjusted in the case of certain adjustment events as described under “Permanent Disruption Events; Alternative Method of Calculation” herein), as determined by the calculation agent.
Final price:	The official settlement price of the underlying commodity on the valuation date (as may be adjusted in the case of certain adjustment events as described under “Permanent Disruption Events; Alternative Method of Calculation” herein), as determined by the calculation agent.
Official settlement price:	The official settlement price per barrel, stated in U.S. dollars, of the first nearby month futures contract for Light Sweet Crude Oil (WTI) as traded on the New York Mercantile Exchange (“NYMEX”), provided that if the pricing date falls within the notice period for delivery of NYMEX-traded Light Sweet Crude Oil (WTI) under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract will be used with respect to such date.
Risk factors:	Please see “Risk Factors” herein.

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Dual Directional Trigger PLUS due on or about December 4, 2019 $• Based on the Performance of the Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities
General Information
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP / ISIN:	90270KTM1 / US90270KTM17
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

This discussion, other than the section below entitled “Non-U.S. Holders”, applies to you only if you are a U.S. Holder, the original investor in the securities and you hold your securities as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

	▪	a dealer in securities or currencies,
	▪	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
	▪	a financial institution or a bank,
	▪	a regulated investment company or a real estate investment trust or a common trust fund,
	▪	a life insurance company,
	▪	a tax-exempt organization or an investor holding the securities in a tax-advantaged account (such as an “individual retirement account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,
	▪	a person that owns the securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the securities or a “wash sale” with respect to the securities or the underlying commodity, or
	▪	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of a security and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the securities.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as pre-paid derivative contracts with respect to the underlying commodity. If you securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your securities. Such gain or loss should generally be long-term capital gain or loss if you hold your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less) in an amount equal to the difference between the amount you receive at such time and the amount you paid for your securities.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible alternative treatment under Section 1256 of the Code), such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above.

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Alternative Treatments. The IRS, for example, might assert that Section 1256 of the Code should apply to your securities. If Section 1256 were to apply to your securities, gain or loss recognized with respect to your securities (or a portion of your securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the securities. You would also be required to mark your securities (or a portion of your securities) to market at the end of each year (i.e., recognize income as if the securities or the relevant portion of the securities had been sold for fair market value). The IRS might also assert that a rollover of the underlying commodity could be treated as a taxable deemed exchange of the security for a “new” might, in which case a U.S. Holder would recognize gain or loss (which may be short-term capital gain or loss and such loss may be subject to the “wash sale” rules) equal to the difference between the fair market value of the security and the U.S. Holder’s tax basis in the security at the time of the rollover of the underlying commodity, and the U.S. Holder would begin a new holding period for the security on the day following such rollover and take a new fair market value tax basis in the security. Lastly, the IRS may assert that the securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special ‘‘constructive ownership rules’’ of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income”, which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“reportable transactions”) on IRS Form 8886. An investment in the securities or a sale of the securities generally should not be treated as a reportable transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale of the securities to be treated as a reportable transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. Subject to and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your securities and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold

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up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the taxable disposition of the securities generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the securities is unclear, it is possible that any coupon payment with respect to the securities could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Market disruption events:

With respect to the underlying commodity, the calculation agent will determine the official settlement price on the pricing date and on the valuation date. If the calculation agent determines that on the valuation date, a market disruption event has occurred or is continuing with respect to the underlying commodity, the affected date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will determine the official settlement price by reference to the official settlement price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the official settlement price on such day. In such an event, the calculation agent will estimate the official settlement price for the underlying commodity that would have prevailed in the absence of the market disruption event. If the calculation agent postpones the valuation date (and therefore the determination of the final price), the calculation agent may also adjust the maturity date to maintain the same number of business days between the valuation date and maturity date as existed prior to such postponement.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying commodity, the calculation agent may waive its right to postpone the valuation date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the official settlement price of the underlying commodity.

Any of the following will be a “market disruption event”, as determined by the calculation agent:

	▪	the failure of Bloomberg to announce or publish the official settlement price for the underlying commodity or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;
	▪	the official settlement price is not published for the underlying commodity;
	▪	a material suspension, absence or limitation of trading in the underlying commodity on its relevant exchange, or in option contracts relating to the underlying commodity in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

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	▪	such underlying physical commodity or option contracts relating to the underlying commodity do not trade on what was, on the pricing date, the relevant exchange for the underlying commodity or the related exchange for those options;
	▪	the relevant exchange for the underlying commodity or the related exchange or quotation system, if any, for option contracts relating to the underlying commodity fails to open for trading during its regular trading session;
	▪	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying commodity on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying commodity on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying commodity by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or
	▪	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the securities.
The following events will not be market disruption events:
	▪	a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
	▪	a decision to permanently discontinue trading in the option contracts relating to the underlying commodity.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying commodity, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying commodity or option contracts related to the underlying commodity, if available, by reason of any of:

	▪	a price change exceeding limits set by the relevant exchange or related exchange, as applicable, an imbalance of orders, or
	▪	a disparity in bid and ask quotes, will constitute a suspension or material limitation of trading.
“Relevant exchange” means, with respect to the underlying commodity, the NYMEX or any successor thereto, and with respect to any successor commodity future (as defined under “Permanent Disruption Events; Alternative Method of Calculation” herein), the primary exchange or market of trading related to such successor commodity future, as determined by the calculation agent.
Permanent Disruption Events; Alternative Method of Calculation:	Any of the following may be a “permanent disruption event” (and, together with a market disruption event a “disruption event”), as determined by the calculation agent:
	▪	the permanent discontinuation or disappearance of trading in the underlying commodity or the physical delivery of the underlying physical commodity;
	▪	the permanent discontinuation or disappearance of option contracts relating to the underlying commodity;
	▪	the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or
▪	the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying commodity or the option contracts relating to the underlying commodity.

If a permanent disruption event occurs, the calculation agent may replace the underlying commodity with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying commodity (a “successor commodity future”), then the official settlement price on the valuation date will be determined by reference to the official settlement prices of such successor commodity future at the close of trading on such relevant exchange on the valuation date, as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying commodity and the successor commodity future.

Upon any selection by the calculation agent of a successor commodity future, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the securities.

If there is a permanent disruption event with respect to the underlying commodity or successor commodity future (in each case, a “reference commodity”) prior to, and such discontinuation is continuing on, the valuation date and the calculation agent determines that no successor commodity future is available at such time, then the calculation agent will determine the official settlement price on the valuation date for the reference commodity; provided that, if the calculation agent determines that no successor commodity future exists for the discontinued underlying commodity, the official settlement price for the underlying commodity will be the settlement price that the calculation agent determines on the date following the affected date.

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Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the reference commodity may adversely affect the value of the securities.

Any of the following may be considered an “alternative method of calculation” with respect to the underlying commodity, as determined by the calculation agent:

	▪	the occurrence since the pricing date of a material change in the formula for or the method of calculating the relevant official settlement price of the reference commodity;
	▪	the occurrence since the pricing date of a material change in the content, composition or constitution of the reference commodity; or
	▪	a modification in the reporting of the official settlement price for the reference commodity such that it does not, in the opinion of the calculation agent, fairly represent the value of the reference commodity.
If the calculation agent determines there is an alternative method of calculation for the reference commodity, the calculation agent will, at the close of business in New York City on the valuation date for the reference commodity, make such calculations and adjustments as may be necessary in order to arrive at a value for the reference commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the securities.
Redemption price upon optional tax redemption:	We have the right to redeem your securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your securities, the redemption price of the securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.
Events of default:	Default Amount on Acceleration. If an event of default occurs and the maturity of your securities is accelerated, we will pay the default amount in respect of the principal of your securities at maturity. We describe the default amount below.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the securities are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the securities as the outstanding principal amount of the series of securities constituted by that Security. Although the terms of the securities may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount. The default amount for your securities on any day will be an amount, in U.S. dollars for the principal of your securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your securities. That cost will equal: (i) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your securities, which we describe below, the holders of your securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will

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continue as described in the prior sentence and this sentence.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P Global, LLC, or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of payment:	Any payment on your securities at maturity will be made to accounts designated by you or the holder of your securities and approved by us, or at the office of the trustee in New York City, but only when your securities are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.
Business day:	When we refer to a business day with respect to your securities, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.
Trading day:	A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the primary exchange(s) or market(s) on which the underlying commodity is listed or admitted for trading.
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Trustee:	U.S. Bank Trust National Association
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying commodity or purchases and sales of securities before, on and/or after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long and/or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $22.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney (also known as “Morgan Stanley Wealth Management”) with an underwriting discount of $22.50 reflecting a fixed structuring fee of $17.50 and a fixed sales commission of $5.00 per $1,000.00 stated principal amount of C securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended,

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where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus related to this offering, which can be accessed via the hyperlink on page 2 of this document.

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How the Securities Work

Payoff Diagram at Maturity

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the official settlement price of the underlying commodity.

Investors will not be entitled to receive any periodic interest with respect to the underlying commodity. You should carefully consider whether an investment that does not provide for periodic interest is appropriate for you.

The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	2.00
Maximum payment at maturity:	$1,244.00 per security
Maximum gain:	24.40%
Trigger level:	80% of the initial price
Absolute underlying return:	The absolute value of the underlying return
Minimum payment at maturity:	None

Securities Payoff Diagram

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How it works

▪	Upside Scenario. If the underlying return is positive, investors will receive the lesser of (a) the stated principal amount of $1,000 plus the leveraged upside payment and (b) the maximum payment at maturity. Under the hypothetical terms of the securities, an investor would realize the maximum payment at maturity at a final price of 112.20% of the initial price.
▪	If the underlying return is 10.00%, investors will receive a 20.00% return, or $1,200.00 per security.
▪	If the underlying return is 13.00%, investors will receive the hypothetical maximum payment at maturity of $1,244.00 per security.
▪	Par Scenario. If the underlying return is zero and the final price is equal to the initial price, investors will receive an amount equal to the stated principal amount of $1,000.
▪	Absolute Underlying Return Scenario. If the underlying return is zero or negative and the final price is equal to or greater than the trigger level, investors will receive an amount equal to (a) the stated principal amount of $1,000 plus the product of (b) $1,000 multiplied by the absolute underlying return. In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying commodity. In no event will this amount exceed the stated principal amount plus $200.00. You will not benefit from the leverage feature in this scenario.
▪	If the underlying return is 0.00%, investors will receive a 0.00% return, or $1,000.00 per security.
▪	If the underlying return is -10.00%, investors will receive a 10.00% return, or $1,100.00 per security.
▪	Downside Scenario. If the underlying return is negative and the final price is less than the trigger level, investors will receive an amount that is less than 80% of the $1,000 stated principal amount, if anything, resulting in a percentage loss of your stated principal amount that is equal to the underlying return.
▪	If the underlying return is -40%, investors would lose 40% of the stated principal amount and receive only $600.00 per security at maturity, or 60% of the stated principal amount. There is no minimum payment at maturity on the securities and investors may lose all of their initial investment.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based upon the underlying return of the underlying commodity on the valuation date, as determined as follows:

If the underlying return is positive:

The lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

Leveraged Upside Payment
Stated Principal Amount			Stated Principal Amount		Leverage Factor		Underlying Return
$1,000	+	[	$1,000	x	2.00	x	(	Final Price – Initial Price Initial Price	)]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the underlying return is zero or negative and the final price is equal to or greater than the trigger level:

$1,000 + ($1,000 x Absolute Underlying Return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying commodity. In no event will this amount exceed the stated principal amount plus $200.00. You will not benefit from the leverage feature.

If the underlying return is negative and the final price is less than the trigger level:

$1,000 + ($1,000 x Underlying Return)

Stated Principal Amount		Stated Principal Amount			Underlying Return
$1,000	+	[	$1,000	x	(	Final Price – Initial Price Initial Price	)]

Accordingly, if the final price is less than the trigger level, you will lose a significant percentage of your stated principal amount equal to the negative underlying return and, in extreme situations, you could lose all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	The securities do not pay interest or guarantee return of the stated principal amount and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. UBS will only repay the stated principal amount of the securities at maturity if the final price is equal to or greater than the trigger level. If the underlying return is negative and the final price is less than the trigger level, you will lose a significant percentage of your stated principal amount equal to the negative underlying return and, in extreme situations, you could lose all of your initial investment. There is no minimum payment at maturity on the securities, and you could lose a significant portion and, in extreme situations, all of your initial investment.
▪	The leverage factor applies only if you hold the securities to maturity. You should be willing to hold the securities to maturity. If you are able to sell the securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the leverage factor subject to the maximum gain at maturity, from UBS only if you hold the securities to maturity.
▪	Your potential return on the securities is limited to the maximum gain — The return potential of the securities is limited to the maximum gain indicated on the cover hereof. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain and your return on the securities may be less than it would be in a direct investment in the underlying commodity.
▪	The absolute underlying return applies only at maturity. You should be willing to hold the securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment (or at a price that is less than the absolute value of the then-current decline in the underlying commodity) even if the then-current level of the underlying commodity at that time is equal to or greater than the trigger level.
▪	The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.
▪	Market Risk. The settlement price for the underlying commodity is the result of the supply of, and the demand for, the underlying commodity and for the exchange traded futures contracts for the purchase or delivery of relevant nearby NYMEX-traded Light Sweet Crude Oil. Changes in the official settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the price of Light Sweet Crude Oil, and of the prices of exchange-traded futures contracts for the purchase or delivery of Light Sweet Crude Oil, and a variety of economic, financial, political, regulatory, or judicial events. For additional information regarding the underlying commodity, please see “Information about the Underlying Commodity” below. You, as an investor in the securities, should make your own investigation into the underlying commodity and the commodity markets generally.
▪	The securities are not regulated by the Commodity Futures Trading Commission (the “CFTC”). An investment in the securities does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the securities are not traded on a regulated exchange and issued by a clearinghouse. See “—There may be little or no secondary market for the securities” below. In addition, the proceeds to be received by UBS from the sale of the securities will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the securities does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.
▪	Fair value considerations.
▪	The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, and volatility of the underlying commodity, global supply and demand in the commodity markets generally and in the underlying commodity specifically, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is

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typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.
▪	The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
▪	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
▪	Limited or no secondary market and secondary market price considerations.
▪	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
▪	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the C securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
▪	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying commodity; the volatility of the underlying commodity; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
▪	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

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▪	The market value of the securities may be influenced by unpredictable factors. The market value of your securities may fluctuate between the date you purchase them and the valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the securities. We expect that generally the official settlement price of the underlying commodity on any day will affect the market value of the securities more than any other single factor. Other factors that may influence the market value of the securities include, but are not limited to:
▪	the expected volatility of the price of light sweet crude oil (WTI), and of the prices of exchange-traded futures contracts for the purchase or delivery of light sweet crude oil (WTI);
▪	the time to maturity of the securities;
▪	interest and yield rates in the market generally;
▪	a variety of economic, financial, political, regulatory or judicial events;
▪	global supply and demand for oil generally and light sweet crude oil (WTI) specifically, and supply and demand for exchange-traded futures contracts for the purchase or delivery of light sweet crude oil (WTI);
▪	factors specific to light sweet crude oil (WTI) as a commodity, as discussed under “Changes in supply and demand in the market for light sweet crude oil (WTI) futures contracts may adversely affect the value of the securities” herein;
▪	supply and demand for the securities; and
▪	the creditworthiness of UBS.
▪	The historical performance of the underlying commodity should not be taken as an indication of the future performance of the underlying commodity during the term of the securities. It is impossible to predict whether the official settlement price of the underlying commodity will rise or fall. The official settlement price of the underlying commodity will be influenced by complex and interrelated political, economic, financial and other factors as described in the preceding risk factor.
▪	Legal and regulatory risks. Legal and regulatory changes could adversely affect the official settlement price of the underlying commodity. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the official settlement price of the underlying commodity, but any such action could cause unexpected volatility and instability in the commodities markets generally with a substantial and adverse effect on the performance of the underlying commodity specifically and, consequently, on the value of, and any amounts payable on, the securities.
▪	Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and the amounts payable on, the securities. Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. and U.K. is subject to ongoing modification by government and judicial action. The effect on the value of the securities of any future regulatory change is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the securities and may affect the value of, and any amounts payable on, the securities.
▪	The calculation agent may postpone the valuation date, and thus the maturity date, upon the occurrence of a market disruption event, replace the underlying commodity upon the occurrence of a permanent disruption event or adjust the calculation of the underlying commodity or successor upon an alternative method of calculation. If the calculation agent determines that on the valuation date a market disruption event has occurred or is continuing, the valuation date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will make the relevant determination based on the official settlement price of the underlying commodity on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will the valuation date be postponed by more than ten trading days. As a result, the maturity date for the securities could also be postponed, although not by more than ten trading days.
If valuation date is postponed to the last possible day as described above, but a market disruption event occurs and is continuing on that day, that day will nevertheless be the valuation date. If the official settlement price of the underlying commodity is not available on that day, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the official settlement price of the underlying commodity that would have prevailed in the absence of the market disruption event or such other reason.
Alternatively, if the calculation agent determines that a permanent disruption event has occurred, the calculation agent may replace the underlying commodity with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying commodity (a "successor commodity future"), and such official settlement price on the valuation date will be determined by reference to the official settlement price of such successor commodity future at the close of trading on such relevant exchange on such date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust the official settlement price as necessary to ensure cross-comparability of the permanently disrupted underlying commodity and the successor commodity future. In addition, if the calculation agent determines that an alternative method of calculation with respect to the underlying commodity or successor commodity future has occurred, the calculation agent may make such calculations and adjustments

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as may be necessary in order to arrive at a value for the underlying commodity or successor commodity future, as applicable. See "Permanent Disruption Events; Alternative Method of Calculation" herein.
▪	Owning the securities is not the same as purchasing the relevant nearby light sweet crude oil (WTI) futures contract or certain other related contracts directly. The return on your securities will not reflect the return you would realize if you had actually purchased or took a short position in the underlying commodity or any other exchange-traded or over-the-counter instruments based on light sweet crude oil (WTI). You will not have any rights that holders of such assets or instruments have. Even if the price of the underlying commodity moves favorably during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the price of the underlying commodity to move favorably while the market value of the securities declines.
▪	The absolute return feature is not the same as taking a short position directly in the underlying commodity or certain other related contracts. The return on your securities will not reflect the return you would realize if you actually took a short position directly in the underlying commodity or any other exchange-traded or over-the-counter instruments based on light sweet crude oil (WTI) insofar as you will lose a significant percentage or all of your stated principal amount if the final price is less than the trigger level. In addition, to maintain a short position in the underlying commodity or such other related contracts, you would have to pay dividend payments (if any) to the entity that lends you the underlying commodities for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the level of the underlying commodity will rise or fall and there can be no assurance that the underlying return will be positive or that the final price will be equal to or greater than the trigger level. The final price (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying commodity. You should be willing to accept the risks associated with the relevant markets tracked by the underlying commodity and the risk of losing a significant portion or all of your initial investment.
▪	The securities offer exposure to futures contracts and not direct exposure to physical commodities. The securities will reflect a return based on the performance of the NYMEX-traded light sweet crude oil (WTI) futures contract and do not provide exposure to light sweet crude oil (WTI) spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the underlying commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked to commodity spot prices.
▪	Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably. Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying commodity and, as a result, the market value of, and any amounts payable on, the securities.
▪	Changes in supply and demand in the market for light sweet crude oil (WTI) futures contracts may adversely affect the value of the securities. The securities are linked to the performance of futures contracts on light sweet crude oil (WTI). Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the official settlement price of the underlying commodity will be determined by reference to the futures contract in respect of the first nearby month (except as provided under “Information about the Underlying Commodity”), the value of the securities may be less than would otherwise be the case if the official settlement price of the underlying commodity had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.
▪	Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the securities. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices

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have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying commodity, and therefore, the value of, and any amounts payable on, the securities.
▪	The securities may be subject to certain risks specific to light sweet crude oil (WTI) as a commodity. Light sweet crude oil (WTI) is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the accompanying prospectus, the securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:
▪	changes in the level of industrial and commercial activity with high levels of energy demand;
▪	disruptions in the supply chain or in the production or supply of other energy sources;
▪	price changes in alternative sources of energy;
▪	adjustments to inventory;
▪	variations in production and shipping costs;
▪	costs associated with regulatory compliance, including environmental regulations; and
▪	changes in industrial, government and consumer demand, both in individual consuming nations and internationally
▪	These factors interrelate in complex ways, and the effect of one factor on the price of the underlying commodity, and the market value of, and any amounts payable on, the securities linked to the underlying commodity, may offset or enhance the effect of another factor.
▪	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial price and the final price and whether the final price of the underlying commodity is equal to or greater than the trigger level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and permanent disruption events, may affect the payout to you at maturity. The calculation agent can postpone the determination of the final price of the underlying commodity if a market disruption event occurs or is continuing on the valuation date. As UBS determines the economic terms of the securities, including the maximum payment at maturity, trigger level and leverage factor, and such terms include hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of the securities in the secondary market.
▪	Potential UBS impact on price. Trading or transactions by UBS or its affiliates in the underlying commodity, light sweet crude oil (WTI) and/or listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying commodity or light sweet crude oil (WTI) may adversely affect the performance and, therefore, the market value of the securities.
▪	Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying commodity or light sweet crude oil (WTI), which may present a conflict between the obligations of UBS and you, as a holder of the securities. The calculation agent, an affiliate of the issuer, will determine the final price and the payment at maturity based on the official settlement price of the underlying commodity on the valuation date. The calculation agent can postpone the determination of the final price or the maturity date if a market disruption event occurs and is continuing on the valuation date.
▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial and energy markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the energy markets generally and the underlying commodity to which the securities are linked specifically.
▪	The antidilution protection of the underlying commodity is limited and may be discretionary. The calculation agent may make adjustments to the initial price, trigger price and/or final price or any other term of the securities, for certain corporate events affecting the underlying commodity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying commodity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described herein to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the

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pricing date and prior to maturity could adversely affect the value of the underlying commodity. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price and, as a result, the downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying commodity on the determination dates and, accordingly, whether the securities are redeemed early and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.
▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should read carefully the section entitled “Tax considerations” herein and consult your tax advisor about your own tax situation.

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Information about the Underlying Commodity

According to publicly available information, Light Sweet Crude Oil (WTI) is a blend of different streams of light crude oil. Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The futures contract is used as a principal international pricing benchmark. The contract trades in units of 1,000 barrels, and the delivery point is Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes. The exchange lists 72 continuous monthly contracts.

In this document, when we refer to the official settlement price of the underlying commodity, we mean the official U.S. dollar settlement price of Light Sweet Crude Oil (WTI) (expressed in dollars per barrel) for the relevant first nearby Light Sweet Crude Oil (WTI) Futures Contract, as traded on the NYMEX and displayed on Bloomberg under the symbol “CL1” <Comdty>. If the valuation date, due to a disruption event or otherwise, falls within the notice period for delivery of Light Sweet Crude Oil (WTI) under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract will be used.

The Light Sweet Crude Oil (WTI) Futures Contract is traded on the NYMEX. Additional information about the Light Sweet Crude Oil (WTI) Futures Contract is available at the following website: cmegroup.com/trading/energy/light-sweet-crude-oil.html. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. We have not conducted any independent review or due diligence of information contained in outside sources.

Information as of market close on August 14, 2018:

Bloomberg Ticker Symbol:	CL1 <Comdty>
Current Official Settlement Price:	$67.20
52 Weeks Ago (on August 14, 2017):	$47.59
52 Week High (on June 29, 2018):	$74.15
52 Week Low (on August 30, 2017):	$45.96

All disclosures contained in this document regarding the underlying commodity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying commodity. You should make your own investigation into the underlying commodity.

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Historical Information

The following table sets forth the published quarterly high and low official settlement prices, as well as the end-of-quarter closing official settlement prices, of the underlying commodity for the specified periods. The official settlement price of the underlying commodity on August 13, 2018 was $67.20 (the “hypothetical initial price”). The associated graph below shows the official settlement prices of the underlying commodity for each day from January 1, 2008 to August 13, 2018. The dotted line represents the hypothetical trigger level of $53.76, which is equal to 80% of the hypothetical initial price. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical official settlement prices of the underlying commodity should not be taken as an indication of future performance, and no assurance can be given as to the official settlement price of the underlying commodity on the valuation date.

Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract	High	Low	Period End
2014
First Quarter	$104.92	$91.66	$101.58
Second Quarter	$107.26	$99.42	$105.37
Third Quarter	$105.34	$91.16	$91.16
Fourth Quarter	$91.01	$53.27	$53.27
2015
First Quarter	$53.53	$43.46	$47.60
Second Quarter	$61.43	$49.14	$59.47
Third Quarter	$56.96	$38.24	$45.09
Fourth Quarter	$49.63	$34.73	$37.04
2016
First Quarter	$41.45	$26.21	$38.34
Second Quarter	$51.23	$35.70	$48.33
Third Quarter	$48.99	$39.51	$48.24
Fourth Quarter	$54.06	$43.32	$53.72
2017
First Quarter	$54.45	$47.34	$50.60
Second Quarter	$53.40	$42.53	$46.04
Third Quarter	$52.22	$44.23	$51.67
Fourth Quarter	$60.42	$49.29	$60.42
2018
First Quarter	$66.14	$59.19	$64.94
Second Quarter	$74.15	$62.06	$74.15
Third Quarter (through August 13, 2018)	$74.14	$66.81	$67.20

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Relevant Nearby NYMEX-Traded Light Sweet Crude Oil (WTI) Futures Contract – Daily Official Settlement Prices from January 1, 2008 to August 13, 2018

August 2018	Page 24

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information about UBS and the Securities	2
Investment Overview	3
Key Investment Rationale	4
Investor Suitability	5
Fact Sheet	6
How the Securities Work	14
Payment at Maturity	16
Risk Factors	17
Information about the Underlying Commodity	23
Historical Information	24

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against, UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Warrants We May Offer
Legal Ownership and Book Entry Issuance
Benefit Plan Investor Considerations	73
Description of Warrants We May Offer
Legal Ownership and Book Entry Issuance
Plan of Distribution	75
Legal Ownership and Book Entry Issuance
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

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UBS AG Dual Directional Trigger PLUS due on or about December 4, 2019

Preliminary Pricing Supplement dated August 16, 2018
(To Prospectus dated April 29, 2016)

UBS Investment Bank

Morgan Stanley Smith Barney LLC